2911 Peach Street • P.O. Box 8036 • Wisconsin Rapids, WI 54495-8036	NEWS RELEASE For release after 4:00 p.m. EDST, June 27, 2003 Contact: Sheila Wenz Toll free ofc. (800) 200-4848 Fax (608) 664-3882 Email- pr@renlearn.com

Renaissance Learning™ Announces Resignation of Baum, Executive Vice President and Director

WISCONSIN RAPIDS, Wis. – June 27, 2003 – Renaissance Learning™, Inc. (NASDAQ: RLRN), a leading provider of learning information systems and school improvement programs for pre-K–12 schools, today announced the resignation of Michael H. Baum from his positions as executive vice president and director. Mr. Baum will remain with the company for a period as consultant on adult learning initiatives.

“Mike has been a key contributor to the growth and success of Renaissance Learning over the past nine years,” commented Terrance D. Paul, chief executive officer of Renaissance Learning, Inc.  “No one has been more committed to our mission of accelerating learning. We wish him well in his future endeavors.”

Renaissance Learning™, Inc., is a leading provider of research-based learning information systems software, school improvement programs, teacher training, and consulting. The Company’s products, adopted by over 63,000 schools, give students and teachers continuous constructive feedback that helps motivate students, dramatically accelerate learning, improve test scores, and help students master all standards, while reducing teacher paperwork. The Company has six U.S. locations and subsidiaries in Australia, Canada, India, and the United Kingdom.

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and the Company’s other Securities and Exchange Commission filings which factors are incorporated herein by reference.

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